Exhibit 10.27

FIRST AMENDMENT TO NON-EXCLUSIVE LICENSE AGREEMENT

This First Amendment to the Non-Exclusive License Agreement (this “First Amendment”) is made and entered into this 28th day of March, 2014 (the “First Amendment Effective Date”) by and between The UAB Research Foundation, an Alabama not-for-profit corporation having a principal place of business at 701 20th St. S., Birmingham, AL 35233 (“UABRF”) and Applied Genetic Technologies Corporation, a corporation existing and organized under the laws of the state of California and having a principal place of business at 11801 Research Drive, Suite D, Alachula, Florida 32615 (the “Licensee”). Each of UABRF and the Licensee are referred to in this Agreement individually as a “Party” and collectively as the “Parties”. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the License Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into that certain Non-Exclusive License Agreement, UABRF agreement 206029, dated January 19, 2006, (the “License Agreement”) pursuant to which the Licensee licensed certain patents owned by UABRF; and

WHEREAS, the Parties wish to amend the License Agreement by modifying the grant of license and updating each Party’s respective address for notices under the License Agreement with their current information, and

WHEREAS, Licensee agrees to pay and Licensor agrees to accept a new Licensee Fee in the amount of Thirty-Five Thousand Dollars ($35,000.00) for consideration of the amended grant of rights herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants set forth in this Agreement, the Parties have agreed as follows:

AGREEMENT

1.1 Section 2.1 of the License Agreement provides a non-exclusive license to Licensee, which the parties intend to convert to a new arrangement whereby no other non-exclusive licenses will be granted by UABRF to any third party (other than Affiliates of AGTC, as the case may be) under the Licensed Patents or with respect to Licensed Products after the First Amendment Effective Date. As a result of this First Amendment, the Parties intend the Licensee’s rights to be exclusive, subject to (i) any and all non-exclusive licenses under the Licensed Patents or with respect to Licensed Products existing as of the First Amendment Effective Date, and (ii) UABRF’s own rights to use Licensed Patents or Licensed Products for non-commercial, academic purposes only (such new arrangement, “Semi-Exclusive”). Therefore, Section 2.1 of the License Agreement shall be deleted in its entirety and shall be replaced with the following:

2.1 License. Subject to the payment of the license fee and royalties provided in Section 3 of this Agreement and the fulfilment of the other terms and conditions of this Agreement, UABRF hereby grants to the Licensee a Semi-Exclusive license, limited to the Licensed Field, under the Licensed Patents to make, have made, use, sell and import Licensed Products. UABRF shall not grant any licenses to or under the Licensed Patents or with respect to any Licensed Product to any third party beyond the grants under the existing licenses in effect and active as of the First Amendment Effective Date (“Existing Licenses”). In the event any Existing License expires or is terminated, or the license granted thereunder otherwise reverts back to UABRF, either in whole or in part, UABRF shall inform Licensee of such expiration, termination or reversion and such license shall be deemed to be part of the Semi-Exclusive license granted to Licensee hereunder and the rights thereto shall inure to the benefit of Licensee as set forth herein.

1.2	Section 2.2 j shall be deleted in its entirety.

1.3	Section 3.12 shall be deleted in its entirety and shall be replaced with the following:

3.12. For any License granted after the Effective Date of the License Agreement and before the First Amendment Effective Date, UABRF reserves the right, as its sole discretion to require that such licenses call for payment under this Section 3, of minimum royalties and milestones on each Licensed Product from the time at which the Licensed Patents were first applied to the research or development of a Licensed Product.

1.4	The following language shall be added to the end of Section 6.1:

“If UABRF intends to abandon, disclaim, discontinue or otherwise relinquish control over any Licensed Patents, it shall provide Licensee with notice of such circumstances and permit Licensee to assume patent prosecution responsibilities at Licensee’s cost and expense. In the event of such assumption, UABRF shall provide reasonable assistance to the Licensee upon request.”

1.5	Section 6.3 shall be deleted in its entirety and shall be replaced with the following:

“In the event either party learns of infringement of potential commercial significance of any Licensed Patent, it will provide the other party with (i) written notice of such infringement and (ii) any evidence of such infringement available to it (the “Infringement Notice”). UABRF shall have the first right and sole discretion to prevent or abate any actual or threatened misappropriation or infringement and, attempt to resolve any claims relating to the Licensed Patents. UABRF shall promptly notify Licensee of such proceedings and consider in good faith comments by Licensee, including with regard to any arguments on validity. If authorized by UABRF in writing, or if UABRF does not pursue an action or defense within one hundred twenty (120) days after learning about the infringement, Licensee shall have the right to prevent or abate such misappropriation or infringement or defense of validity and attempt to resolve any claims relating to the Licensed Patents. Neither party shall, without the other party’s consent, grant any license, waiver or agreement not to sue to the third party that is the subject of those proceedings. Neither party shall enter into a settlement agreement with such third party without the prior written consent of the other party which shall not be unreasonably withheld.”

1.6	The first sentence of Section 6.4 shall be deleted in its entirety.

1.7 The address for notices of both Parties appearing in Section 16 of the License Agreement shall be deleted in their entirety and replaced with the following:

UABRF

If by Courier:

The UAB Research Foundation

Attention: Chief Executive Officer

701 20th Street South

Administration Building, Suite 770

Birmingham, Alabama 35233

If by USPS:

The UAB Research Foundation

Attention: Chief Executive Officer

1720 Second Ave. South

Administration Building, Suite 770

Birmingham, AL, 35294-0107

The Licensee

Applied Genetic Technologies Corporation - AGTC.

11801 Research Drive, Suite D

Alachula, Florida 32615

1.8 All other terms and conditions of the License Agreement shall remain the same and shall remain in full force and effect. The provisions set forth in Section 12 of the License Agreement shall apply to this First Amendment.

1.9 This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, The Parties, intending to be legally bound, have caused this First Amendment to be executed by their respective authorized representatives.

UABRF:		THE LICENSEE:
The UAB Research Foundation		Applied Genetic Technologies Corporation.

By:	/s/ Richard B. Marchase, Ph.D.	By:	/s/ Susan B. Washer
Name:	Richard B. Marchase, Ph.D.	Name:	Susan B. Washer
Title:	Interim CEO of the UAB Research Foundation	Title:	President and CEO

Address For Notices:		Address For Notices:

If by Courier:

The UAB Research Foundation

Attention: Chief Executive Officer

701 20th Street South

Administration Building, Suite 770

Birmingham, Alabama 35233

U.S.A

If by USPS:

The UAB Research Foundation

Attention: Chief Executive Officer

1720 Second Ave. South

Administration Building, Suite 770

Birmingham, AL, 35294-0107

U.S.A

Applied Genetic Technologies Corporation - AGTC. 11801 Research Drive, Suite D Alachula, Florida 32615 U.S.A.